                                                                   EXHIBIT 10.30

                    AGREEMENT BETWEEN ALASKA PIPELINE COMPANY
                           AND SHELL WESTERN E&P INC.
                TO AMEND A RETAINED INTEREST IN THE GAS PURCHASE
                       CONTRACT BETWEEN SHELL OIL COMPANY
                           AND ALASKA PIPELINE COMPANY
                             DATED DECEMBER 20, 1982

            This is an Agreement dated November 15, 1991 to amend an interest in the Gas Purchase Contract dated December 20, 1982, between Shell Oil Company ("Shell") and Alaska Pipeline Company ("Buyer"). That contract is referred to in this Agreement as the Beluga Contract. Effective January 1, 1984, Shell assigned its interest in the Beluga Contract to Shell Western E&P Inc. ("SWEPI"). Effective March 1, 1990, SWEPI assigned to ARCO Alaska, Inc. ("ARCO") a one-third undivided interest in the Beluga Contract and ARCO assumed a one-third undivided interest in Seller's benefits and obligations under the Beluga Contract. The assignment and cover letter establishing the effective date are attached as Exhibit B. The parties to this Agreement are Alaska Pipeline Company and SWEPI.

            This Agreement amends only SWEPI's Retained Interest in the Beluga Contract. There is a similar, consistent, but not identical agreement with ARCO which amends ARCO's one-third interest in the Beluga Contract and a separate settlement agreement dated November 15, 1991, which resolves litigation pertinent to and affecting this Agreement.

            The parties wish to amend SWEPI's Retained Interest. Except as expressly modified by this Agreement, the Beluga Contract terms remain in effect and the terms used in this Agreement shall have the same meaning as in the Beluga Contract. In the event that the terms of this Agreement are inconsistent with those in the Beluga Contract, this Agreement shall govern the interpretation of the Beluga Contract as amended by this Agreement.

            The definition of "swing rate" defined in paragraph 1.16 of the Beluga Contract is deleted and replaced with the following definition:

            1.16 The term "swing rate" means Seller's maximum daily obligation to deliver gas expressed in millions of cubic feet.

            The term "Seller" used in the Beluga Contract is redefined to mean Shell and ARCO.

            Article V (Quantity) of the Beluga Contract is deleted in its entirety and replaced by a new Article V:

            ARTICLE V: QUANTITY

            5.1 Attached Schedule 1 shall be used to determine the quantity of gas which Buyer shall purchase each year from Seller, subject to the other terms of this Agreement. Schedule 1 states the Annual Contract Quantity ("ACQ") by year as a function of Total Market-Out Volume (as defined below). In any year in which the

Total Market-Out Volume is zero, the ACQ shall be determined from the zero line of Schedule 1. For example, if the Total Market Out Volume is zero in 1997, the ACQ shall be 15 BCF. SWEPI shall be responsible for supplying two-thirds of the ACQ.

            If the Total Market Out Volume falls between the quantities shown in the Total Market Out Column of Schedules 1 through 3, the ACQ (Schedule 1) and the quantities at each price (Schedules 2 and 3) shall be determined by interpolation (see Exhibit C).

            5.2 The ACQ shall be reduced if any person or entity (other than Chugach Electric Association, Inc.) which was a customer of Buyer or Buyer's affiliate, ENSTAR Natural Gas Company ("ENSTAR"), on September 30, 1991, purchases some or all of its gas supply from any source(s) other than Buyer or ENSTAR. The quantity of gas purchased from the source(s) other than Buyer or ENSTAR each year is the Market-Out Volume for that year. The sum of all Market-Out Volumes each year is the Total Market-Out Volume for that year.

            The reduced ACQ shall be determined from Schedule 1. For example, assume that two businesses which were customers of ENSTAR on September 30, 1991 purchase in 1994 a total of 8 Bcf of gas from sources other than ENSTAR or Buyer. The Total Market-Out Volume is 8 Bcf and the ACQ (from Schedule 1) for 1994 is 8.64 Bcf. SWEPI shall be responsible for supplying two-thirds of the ACQ (5.76 Bcf in this example).

             5.3 Attached Schedule 2 shows the quantities of gas which shall be priced in accordance with paragraph 7.2(d)(i). Attached Schedule 3 shows the quantities of gas which will be priced in accordance with paragraph 7.2 (d)
(ii). The sum of the quantities in Schedules 2 and 3 (for each year and Total Market Out Volume) equals the ACQ shown in Schedule 1 (for the same year and Total Market Out Volume).

            5.4 Through 1995, the swing rate shall be 110 (i.e., Seller is obligated to deliver a maximum of 110 million cubic feet per day) unless reduced as provided in paragraph 5.4(b).

            Beginning January 1, 1996, the swing rate shall be a pro-rata share of Buyer's projected maximum daily demand on all suppliers calculated as follows:

      (a) No later than October 1st of each year (beginning in 1994), Buyer shall give Seller a projection of Buyer's maximum daily demand on all suppliers and total purchases from all suppliers, including Seller, for each of the next two years. Buyer's forecast will not exceed Buyer's historical daily peaks reasonably adjusted for known or estimated changes, including load growth or decline, and Buyer's estimate of Total Market-Out Volume. Seller shall have the right to review all data on which the forecast is based. The swing rate for the second year of the forecast shall be calculated by:

            (i) using Buyer's estimate of Total Market Out Volume, to determine the estimated ACQ from Schedule 1;

            (ii) dividing the estimated ACQ by Buyer's forecast of total purchases from all suppliers; and

            (iii) multiplying the result of (ii) by Buyer's forecast of maximum daily demand on all suppliers, including Seller.

            All calculations are based on projected data for the second year of the forecast. The first year of the forecast is informational only and will be updated as the forecast "rolls" forward the following year. Balancing gas (see paragraph 5.8) shall not affect the swing rate for any year.

            An example of the calculation of swing rate for 1998 follows. Assume that on October 1, of 1996, Buyer makes the following forecasts:

                                                                                     1997              1998
                                                                                     ----              ----
Maximum daily demand (MMcf) on all suppliers, including Seller                       230.00            235.00

Total purchases (Bcf) from all suppliers, including Seller                            32.00            33. 00

The ACQ (Schedule 1, estimated Total Market-Out Volume of 8.00 Bcf)                   11.00             11.00

Swing rate for 1998 = 11/33 x 235 =                                                     N/A             78.33

            (b) If a person or entity (other than Chugach Electric Association, Inc.) which was a customer of Buyer or ENSTAR on September 30, 1991, purchases gas directly from the Beluga River Unit (See Exhibit A) at any time during the years 1992 through 1995, the swing rate shall remain 110 but shall be applied to Buyer and the customer collectively. Stated another way, Seller shall be required to deliver up to, but not more than, 110 MMcf per day to Buyer and the customer combined. For example, if the customer actually purchases 30 MMcf from the Beluga River Unit on a given day, Seller's swing rate to Buyer on that day shall be 80 MMcf (110 MMcf minus 30 MMcf).

            After 1995, the swing rate shall be determined as provided in paragraph 5.4(a).

            (c) SWEPI shall be responsible for delivering two-thirds of the swing rate calculated pursuant to this paragraph 5.4.

            5.5 If any lessor (see Exhibit A to the Beluga Contract) elects to take its royalty gas in-kind, Seller shall have the option of reducing both the ACQ and swing rate (while royalty gas is being taken in-kind) by the ratio of the total royalty gas taken in kind to the total production from the Beluga River Unit while royalty gas is taken in kind.

            5.6 Buyer shall use its best efforts to keep Seller informed as to any peak demand that may occur during a period other than a normal peak demand period so that Seller can more expediently schedule any well or field work that Seller believes is necessary.

            5.7 Subject to the other provisions of this Agreement, Seller must produce and deliver to Buyer and Buyer must receive and pay for the ACQ. Buyer has the right, but not the obligation, to purchase the swing rate from Seller on any day of the year, regardless of whether the ACQ for that year has already been taken. Nothing in this Agreement shall be construed to require Seller to produce and deliver or Buyer to purchase and receive from Seller or to pay Seller for any quantities of gas in excess of that which may be produced under the applicable rules, regulations, and orders of regulatory bodies having jurisdiction.

            Buyer shall have the option to purchase daily quantities of gas, if any, in excess of the swing rate then in effect which, in Seller's sole judgment, can be produced and delivered efficiently and in accordance with good operating practices and without impairment of Seller's obligations under current or future gas sales contracts.

            5.8 Despite Buyer's reasonable efforts, the quantity of gas Buyer is obligated to take (i.e., the ACQ) and the quantity of gas Buyer actually takes will not be equal each year because Buyer will not know its total purchases from all suppliers or the Total Market-Out Volume until shortly after year-end due to forecasting limitations, changes in weather, and other operating factors. Any difference between actual purchases and the ACQ ("balancing gas") shall be balanced in January and February of the following year using the following procedures:

                  (a) If in any year Buyer purchases less than the ACQ (deducting from actual purchases any balancing gas taken during that year to satisfy the ACQ of prior years) , the balancing gas shall be purchased the following year in addition to the ACQ for that year. During January and February of the following year, all gas purchased shall be deemed to be balancing gas until Buyer has purchased all the balancing gas it is obligated to purchase. The price for balancing gas shall be the price in effect for the prior year (i.e., the year in which the balancing gas should have been purchased) . If all of the balancing gas is not taken during January and February, Buyer shall pay in March (when the bill for February deliveries is paid) for the balancing gas not taken. Buyer may take the balancing gas paid for but not taken at any time through December 31, 2010, or any earlier termination of the Beluga Contract, but the balancing gas shall not reduce the ACQ Buyer is obligated to take each year. The balancing gas taken by Buyer shall not exceed the volumes that Seller can produce and deliver efficiently and in accordance with prudent operating practices and without impairment of Seller's obligations under other gas sales contracts.

                  (b) If in any year Buyer purchases more than the ACQ (deducting from actual purchases any balancing gas taken during that year to satisfy the ACQ of prior years) , the balancing gas shall be deducted from the ACQ for the following year. The price for the balancing gas shall be the price in effect during the year following the year in which it was purchased (i.e., the year in which the balancing gas should have been purchased).

            The base price in paragraph 7.1 is changed from $2.32 per Mcf to $1.971 per Mcf.

            Paragraph 7.2(a) of Article VII (Price) is deleted and replaced with the following provision:

                  7.2 (a) Effective January 1 of each year (the "Adjustment Date"), the base price ($1.971 per Mcf) shall be adjusted as follows:

                  (A) Each year multiply $1.971 by a fraction, the numerator of which is the daily average price per barrel of Light Sweet Crude Oil Futures ("LSCOF") for October and November deliveries of the year prior to the year for which the adjusted price is being calculated, and the denominator of which is $22.36 per barrel.

                  (B) The average price of LSCOF shall be determined from prices for "CRUDE OIL, Light Sweet" futures contracts traded on the New York Mercantile Exchange or its successor. The daily average price of LSCOF shall be the sum of the "Settle" prices reported in the Wall Street Journal or its successor for (i) October contracts for each day that October contracts are reported as the contracts for the Current Trading Month, plus (ii) November contracts for each day that November contracts are reported as the contracts for the Current Trading Month divided by the total number of days that such "Settle" prices are reported. "Current Trading Month" means the final month in which a contract can be traded.

                  (C) If the information necessary to calculate the daily average price of LSCOF is no longer publicly reported, the parties shall negotiate and attempt to agree on another oil price or prices to substitute for LSCOF and to make any other changes necessary to create a successor index.

            A new paragraph 7.2(d) shall be added to Article VII (Price):

            7.2(d) The total annual purchases from Seller shall be priced as follows:

                  (i) The portion of the ACQ shown in Schedule 2 shall be priced at the base price (Paragraph 7.1) as adjusted under amended Paragraph 7.2(a).

                  (ii) The portion of the ACQ shown in Schedule 3 shall be priced as follows:

                  (A) Effective on the Adjustment Date each year, the price shall be determined by multiplying $1.55 by a fraction, the numerator of which is the daily average price per barrel of Light Sweet Crude Oil Futures ("LSCOF") for the quarter ending on September 30 of the year prior to the year for which the adjusted price is being calculated, and the denominator of which is $18.00 per barrel.

                  (B) The average price of LSCOF shall be determined from prices for "CRUDE OIL, Light Sweet" futures contracts traded on the New York Mercantile Exchange or its successor. The daily average price of LSCOF shall be the sum of the "Settle" prices reported in the Wall Street Journal or its successor for (i) July contracts for each day that July contracts are reported as the contracts for the Current Trading Month, plus (ii) August contracts for each day that August contracts are reported as the contracts for the Current Trading Month, plus (iii) September contracts for each day that September contracts are reported as the contracts for the Current Trading Month, divided by the total number of days that such "Settle" prices are reported. "Current Trading Month" means the final month in which a contract can be traded.

                  (C) If the information necessary to calculate the daily average price of LSCOF is no longer publicly reported, the parties shall negotiate and attempt to agree on another oil price or prices to substitute for LSCOF and to make any other changes necessary to create a successor index.

                  (iii) During January 1999, any party may give notice that it wishes to renegotiate the price or volumes of gas shown in Schedule 1 beginning with the year 2001. If notice is given, the parties will within 30 days begin exchanging information so that they may in good faith discuss and determine whether changes in price or volumes are mutually beneficial. No party shall incur any liability for failure to agree on a new price or volumes. If the parties do not agree on a new price or volume, this Agreement shall continue according to its terms.

                  Article XV (Term) and Article XVIII, Section 18.2 (Government Regulation), are deleted and replaced with the following provision:

            ARTICLE XV: TERM AND REGULATORY APPROVAL

            This Agreement cannot be permanently implemented until it has been approved by the Alaska Public Utilities Commission (APUC). The Agreement shall be deemed approved when the APUC issues a final order, which is no longer subject to appeal, finding that approval is in the public interest and that the costs incurred under the Agreement are fully recoverable in the rates of ENSTAR. The parties will ask the APUC to approve the Agreement on an interim basis so that it may be implemented January 1, 1992.

            If APUC interim approval is not obtained prior to January 1, 1992, the parties shall maintain all records necessary to implement the Agreement effective January 1, 1992 when interim approval is obtained, or, if interim approval is not obtained, when final approval is obtained.

            If the APUC does not approve this Agreement by January 1, 1993, either party may cancel the Agreement after 30 days written notice to the other party and to the APUC. If the APUC approves this Agreement subject to material changes in the terms and conditions which are unacceptable to either party, either party may petition for reconsideration. The party finding the terms and conditions unacceptable must, within 5 days of being served with the order, notify the other party in writing of the terms and conditions which are unacceptable and state whether it will petition for reconsideration. If a petition for reconsideration is filed and if the unacceptable terms and conditions are not cured, the party finding the terms and conditions unacceptable may cancel the Agreement by giving notice within 30 days following the last day on which the petition for reconsideration could be granted or within 30 days following the APUC's order on reconsideration, whichever is earlier. If a petition for reconsideration is not filed, either party may cancel the Agreement by giving written notice within 30 days of the service of the order containing the unacceptable terms and conditions.

            This Agreement shall terminate December 31, 2009 (except that Buyer shall have until December 31, 2010 to take any balancing gas previously paid for but not taken), or when Buyer has purchased a total of 220 BCF under the Beluga contract as amended by this Agreement, whichever occurs first.

      The following provision is added to paragraph 20.5:

      Any action to enforce or interpret this Agreement, or otherwise arising under this Agreement, shall be litigated in the courts of the State of Alaska in the Third Judicial District at Anchorage.

      The following paragraph 20.7 is added:

      20.7 This Agreement is the product of the joint effort of the parties and shall not be construed against either party as drafter. This Agreement, and the Settlement Agreement dated November 15, 1991, are the entire agreement of the parties concerning the subject matter of the Agreement and all prior agreements, understandings, and representations are superseded by this written Agreement. No amendment to this Agreement is binding until reduced to writing and signed by the parties.

      A comprehensive example of the calculations required by this Agreement is attached as Exhibit C. Exhibit C shows the rules for rounding.

SHELL  WESTERN E&P INC. By:

/s/ L. L. Smith                          Date: 11-18-91
----------------------------

      I certify that on this 18th day of November, 1991 ,there appeared before me L.L.Smith and he swore to me that he was the Attorney-in-Fact of SHELL WESTERN E&P INC. and that he is authorized to sign the foregoing instrument on its behalf, and that he signed the same freely and voluntarily for the purposes therein mentioned.

                            /s/ Carolyn Clements
                            -------------------------------
                            NOTARY PUBLIC FOR TEXAS
                            My commission expires: 12-21-92

ALASKA PIPELINE COMPANY By:

/s/ Richard F.Barnes           Date: November 22,1991
----------------------------

     I certify that on this 22nd day of November, 1991, there appeared before me Richard F.Barnes and he swore to me that he was the President of ALASKA PIPELINE COMPANY and that he is authorized to sign the foregoing instrument on its behalf, and that he signed the same freely and voluntarily for the purposes therein mentioned.

                            /s/ Marion L. Izzo
                            -----------------------------
                            NOTARY PUBLIC FOR ALASKA
                            My commission expires: June 13,1993

                                    RECEIVED
                                    Executive
                                                        [SHELL OIL COMPANY LOGO]
                                   MAR 06 1990

                                                            One Shell Plaza
                                                            P. O. Box 2463
                                                            Houston. Texas 77252

February 27, 1990

Certified Mail
Return Receipt Requested

Mr. Richard F. Barnes
President
Alaska Pipeline Company
3000 Spenard Road
P. 0. Box 190288
Anchorage, Alaska 99519-0288

Dear Mr. Barnes:

SUBJECT: PARTIAL ASSIGNMENT OF GAS PURCHASE CONTRACT
         GAS PURCHASE CONTRACT BETWEEN
         SHELL WESTERN E&P  INC.  AND
         ALASKA PIPELINE COMPANY
         DATED DECEMBER 20,  1982

This letter is written pursuant to a services agreement between Shell Western E&P Inc. (SWEPI) and Shell Oil Company.

Please find enclosed one (1) copy of a Partial Assignment of the subject Gas Purchase Contract from SWEPI to Arco Alaska, Inc. (ARCO). This document should suffice as evidence of ARCO's assumption of an undivided one-third (1/3) interest in and to all obligations and interests under the subject contract, as amended.

This letter and enclosed copy of the assignment is being sent to fulfill the notice requirements of Article XVI, paragraph 16.1 of the contract. Please accept this notice as binding upon Alaska Pipeline Co. as of March 1, 1990 (although the assignment is dated October 1, 1989). ARCO is hereby notified by copy of this letter of the effective date.

                                EXHIBIT B PAGE 1

If you have any questions or problems regarding this transaction, please feel free to contact me at (713) 241-6412 or Don Canavier at (713) 241-6230.

Yours very truly,

/s/ R. Planty
-------------------------------
R. Planty
Regional Manager
Natural Gas Marketing - West

DLC/bdt

Enclosure

cc: Arco Alaska, Inc.
    Attn: Mr. Bruce Depriester
              Manager Marketing
    P. O. Box 100360
    Anchorage, Alaska 99510-0360

                                EXHIBIT B PAGE 2

                   PARTIAL ASSIGNMENT OF GAS PURCHASE CONTRACT

      This partial assignment is made effective this 1st day of October, 1989, by and between Shell Western E&P Inc., a Delaware corporation (hereinafter referred to as "Assignor"), and ARCO Alaska, Inc., a Delaware corporation (hereinafter referred to as "Assignee");

                                    Recitals

      WHEREAS, Shell Oil Company entered into a Gas Purchase Contract dated December 20, 1982 to sell gas to Alaska Pipeline Company from the Beluga River Gas Field area, Cook Inlet, Alaska (the "Enstar Contract"); and

      WHEREAS, Assignor has succeeded to the interest of Shell Oil Company, as Seller under the Enstar contract; and

      WHEREAS, Enstar Corporation has succeeded to the interest of Alaska Pipeline Company as Buyer under the Enstar Contract; and

      WHEREAS, Shell Oil Company entered into a Gas Purchase Agreement ("the 1984 Agreement"), with Atlantic Richfield Company dated July 1, 1984; and

      WHEREAS, Assignee has succeeded to the interest of its parent Atlantic Richfield Company under the 1984 Agreement; and

      WHEREAS, under the 1984 Agreement, Assignor purchased from Assignee portions of the gas sold by Assignor under the Enstar Contract; and

      WHEREAS, Assignor and Assignee mutually desire to terminate the 1984 Agreement, and in place of the 1984 Agreement enter into a partial assignment of Assignor's rights, obligations and interests under the Enstar Contract as amended, to Assignee;

                                EXHIBIT B PAGE 3

      NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns to Assignee an undivided one-third (1/3) interest in and to Assignor's rights, obligations and interests under the Enstar Contract as amended, a copy of which Contract and all amendments thereto are attached hereto and made a part hereof, and Assignee hereby assumes an undivided one-third (1/3) interest in and to Assignor's rights, obligations and interests under the Enstar Contract as amended. Assignor and Assignee further agree that the 1984 Agreement shall be cancelled as of the effective date of this Assignment; provided, however, that if this Assignment or any part thereof is void or becomes invalid, the 1984 Agreement, as amended, will be reinstated according to its terms as of the date of execution of this Assignment.

      For the purpose of Article 17 of the Enstar Contract, Assignee's address shall be:

         ARCO Alaska, Inc.
         P.O. Box 100360
         Anchorage, Alaska 99510-0360
         Attn: Manager Marketing

SHELL WESTERN E&P INC.           ARCO ALASKA, INC.

By /s/ L. L. Smith               By /s/ H. P. Foster, Jr.
   -----------------------          ------------------------
                                    H. P. Foster, Jr.
Its Attorney-in-Fact             Its Senior Vice President

                                EXHIBIT B PAGE 4

STATE OF TEXAS )
                 ss.
HARRIS COUNTRY )

      The foregoing instrument was acknowledged before me this 22 day of September, 1989, by L. L. Smith of SHELL WESTERN E&P INC., a Delaware corporation, on behalf of the corporation.

                                 /s/ Carolyn Clements
                                 ------------------------------
                                 Notary Public in and for Texas
                                 My Commission Expires: 12-21-92

STATE OF ALASKA )
                        ss.
THIRD JUDICIAL DIST. )

      The foregoing instrument was acknowledged before me this 8th day of February, 1990, by H. P. Foster, Jr. of ARCO ALASKA, INC., a Delaware corporation, on behalf of the corporation.

                                 /s/ Marilyn H. Roth
                                 ------------------------------
                                 Notary Public in and for Alaska
                                 My Commission Expires: 8-24-93

                                EXHIBIT B PAGE 5

                                    EXHIBIT C

      This Exhibit contains examples of the basic calculations necessary to implement the Agreement. The sample year is 1998. The three basic calculations illustrated are (1) swing rate, (2) price and (3) the ACQ.

            1. Swing Rate - The calculation of swing rate is illustrated in paragraph 5.4(a). The projections of maximum daily demand on all suppliers
(MMcf), total purchases from all suppliers (Bcf), and Total Market Out Volume
(Bcf) will be made to two decimal places. The calculation of swing rate will be made as shown and truncated at three decimal places. The result will be rounded to two decimal places.

            To illustrate using the projections in paragraph 5.4(a):

Swing rate 1988 = 11/33 x 235 = 78.33333...

Truncate to 3 decimal places = 78.333
Round to 2 decimal places = 78.33

            The projections in paragraph 5.4(a) use an estimated Total Market Out Volume of 8.00 Bcf, a whole number shown in Schedule 1, to determine ACQ. If estimated Total Market Out Volume were not a whole number, the ACQ would be determined by interpolation. Interpolation is illustrated in paragraph 3, ACQ, below. The calculation of ACQ when Total Market Out Volume is not a whole number will be truncated at three decimal places and then rounded to two decimal places.

            2. Price - Price calculations will be truncated at 5 decimal places and rounded to four decimal places. Intermediate calculations (e.g., calculation of an average price) will be truncated at five decimal places and carried through the calculation.

            To illustrate the calculation of the price for Schedule 3 volumes, assume that the sum of the prices for LSCOF each day in the calendar quarter ending September 30, 1997, is $1,266.61 per barrel and that values were reported for 66 days. The average daily price per barrel for LSCOF is:

                $1266.61/66 = 19.1910606...

Truncated to 5 decimal places = 19.19106

                                EXHIBIT C PAGE 1

The price, effective January 1, 1998, for Schedule 3 volumes is:

$1.55 x (19.19106 / 18) = price for 1998

$1.55 x (1.06617) = price for 1998

Truncated to 5 decimal places = 1.65256

Rounded to 4 decimal places 1.6526 = price 1998

            3. ACQ - Shortly after the end of 1998, the Total Market Out Volume for 1998 will be known and the ACQ for 1998 can be calculated. To calculate the ACQ for 1998, first state the Total Market Out Volume in Bcf truncated at three decimal places, then round to two decimal places.

            For example, if the Total Market Out Volume ("TMOV") for 1998 is 8,669,836,000 cf:

Stated in Bcf:                  8.669,836,000
Truncated to 3 decimal places:  8.669 Bcf
Rounded to 2 decimal places:    8.67 Bcf

The ACQ is calculated by interpolation as follows:

Step 1 (Calculate difference between actual TMOV and next higher TOMV from Schedule 1):

Next higher TMOV from Sch. 1  =   9.00 Bcf
Less: TMOV 1998                   8.67 Bcf
Difference                        0.33 Bcf

Step 2:

            [(Step 1 calculation) x (ACQ(1998)@TMOV=8 - ACQ(1998)@ TMOV =9)]+

            [ACQ(1998)@ TMOV = 9] =ACQ(1998)

 Step 2 (substituting values from Schedule 1 and the Step 1 calculation:

            [(.33 Bcf) x (11 - 10.5)] + [10.5] = ACQ(1998)

            [.165] + [10.5] = 10.6650

                                EXHIBIT C PAGE 2

Step 3:

        truncate to 3 decimal places = 10.665
        round to 2 decimal places    = 10.66 Bcf

        ACQ(1998) = 10.66 Bcf

4. Rounding - The first step in rounding is to truncate to one decimal place greater than the desired number of decimal places. For example, if four decimal places are desired (as in the price calculation) and the "raw" number is $19.1910606..., the "raw" number is first reduced to five decimal places by dropping all digits after the fifth decimal place. The truncated "raw" number is $19.19106.

            The second step in rounding requires inspection of the last digit.

If the last digit is:       To round, drop the last digit and:

6, 7, 8, or 9               add 1 to the next to last digit

0, 1, 2, 3, or 4            do nothing to the next to last digit

5                           do nothing to the next to last digit if it is even.
                            If the next to last digit is odd, increase the next to last digit by 1

Examples:

(a) 25.62047 rounds to 25.6205
(b) 19.13214 rounds to 19.1321
(c) 12.47620 rounds to 12.4762
(d) 11.31965 rounds to 11.3196
(e) 11.31955 rounds to 11.3196

                                   SCHEDULE 1

                         ANNUAL CONTRACT QUANTITY (BCF)*

    Total
 Market-Out
Volume (BCF) 1992   1993  1994  1995  1996  1997  1998  1999  2000  2001  2002  2003  2004  2005  2006  2007  2008 2009
------------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 0           15.44 15.44 15.44 14.44 14.00 15.00 15.00 15.00 15.00 14.00 13.00 13.00 12.00 12.00 12.00 12.00 12.00 12.00
 1           14.44 14.44 14.59 13.69 13.50 14.50 14.50 14.50 14.50 13.50 12.50 12.50 11.50 11.50 11.50 11.50 11.50 11.50
 2           13.44 13.44 13.74 12.94 13.00 14.00 14.00 14.00 14.00 13.00 12.00 12.00 11.00 11.00 11.00 11.00 11.00 11.00
 3           12.44 12.44 12.89 12.19 12.50 13.50 13.50 13.50 13.50 12.50 11.50 11.50 10.50 10.50 10.50 10.50 10.50 10.50
 4           11.44 11.44 12.04 11.44 12.00 13.00 13.00 13.00 13.00 12.00 11.00 11.00 10.00 10.00 10.00 10.00 10.00 10.00
 5           10.44 10.44 11.19 10.69 11.50 12.50 12.50 12.50 12.50 11.50 10.50 10.50  9.50  9.50  9.50  9.50  9.50  9.50
 6            9.44  9.44 10.34  9.94 11.00 12.00 12.00 12.00 12.00 11.00 10.00 10.00  9.00  9.00  9.00  9.00  9.00  9.00
 7            8.44  8.44  9.49  9.19 10.50 11.50 11.50 11.50 11.50 10.50  9.50  9.50  8.50  8.50  8.50  8.50  8.50  8.50
 8            7.44  7.44  8.64  8.44 10.00 11.00 11.00 11.00 11.00 10.00  9.00  9.00  8.00  8.00  8.00  8.00  8.00  8.00
 9            6.44  6.44  7.79  7.69  9.50 10.50 10.50 10.50 10.50  9.50  8.50  8.50  7.50  7.50  7.50  7.50  7.50  7.50
10            5.44  5.44  6.94  6.94  9.00 10.00 10.00 10.00 10.00  9.00  8.00  8.00  7.00  7.00  7.00  7.00  7.00  7.00
11            4.44  4.44  6.09  6.19  8.50  9.50  9.50  9.50  9.50  8.50  7.50  7.50  6.50  6.50  6.50  6.50  6.50  6.50
12            3.44  3.44  5.24  5.44  8.00  9.00  9.00  9.00  9.00  8.00  7.00  7.00  6.00  6.00  6.00  6.00  6.00  6.00
13            2.44  2.44  4.39  4.69  7.50  8.50  8.50  8.50  8.50  7.50  6.50  6.50  5.50  5.50  5.50  5.50  5.50  5.50
14            1.44  1.44  3.54  3.94  7.00  8.00  8.00  8.00  8.00  7.00  6.00  6.00  5.00  5.00  5.00  5.00  5.00  5.00
15            1.00  1.00  2.69  3.19  6.50  7.50  7.50  7.50  7.50  6.50  5.50  5.50  4.50  4.50  4.50  4.50  4.50  4.50
16            1.00  1.00  1.84  2.44  6.00  7.00  7.00  7.00  7.00  6.00  5.00  5.00  4.00  4.00  4.00  4.00  4.00  4.00
17            1.00  1.00  1.00  1.69  5.50  6.50  6.50  6.50  6.50  5.50  4.50  4.50  3.50  3.50  3.50  3.50  3.50  3.50
18            1.00  1.00  1.00  1.00  5.00  6.00  6.00  6.00  6.00  5.00  4.00  4.00  3.00  3.00  3.00  3.00  3.00  3.00
19            1.00  1.00  1.00  1.00  4.50  5.50  5.50  5.50  5.50  4.50  3.50  3.50  2.50  2.50  2.50  2.50  2.50  2.50
20            1.00  1.00  1.00  1.00  4.00  5.00  5.00  5.00  5.00  4.00  3.00  3.00  2.00  2.00  2.00  2.00  2.00  2.00

-------
* The Annual Contract Quantities shown in this Schedule 1 are the total quantities which Buyer must buy and which SWEPI and ARCO must deliver. SWEPI shall supply two-thirds of the ACQ as provided in paragraph 5.1 of this Agreement.

                                   SCHEDULE 2

           QUANTITIES OF GAS (BCF) PRICED UNDER PARAGRAPH 7.2 (d)(i)*

   Total
Market-Out
Volume (BCF)  1992  1993  1994  1995 1996  1997  1998 1999 2000
------------ ----- ----- ----- ----- ---- ----- ----- ---- ----
 0           15.44 15.44 15.44 14.44 9.44 10.44 10.44 5.44 5.44
 1           14.44 14.44 14.44 13.44 8.44  9.44  9.44 4.44 4.44
 2           13.44 13.44 13.44 12.44 7.44  8.44  8.44 3.44 3.44
 3           12.44 12.44 12.44 11.44 6.44  7.44  7.44 2.44 2.44
 4           11.44 11.44 11.44 10.44 5.44  6.44  6.44 1.44 1.44
 5           10.44 10.44 10.44  9.44 4.44  5.44  5.44 0.44 0.44
 6            9.44  9.44  9.44  8.44 3.44  4.44  4.44 0.00 0.00
 7            8.44  8.44  8.44  7.44 2.44  3.44  3.44 0.00 0.00
 8            7.44  7.44  7.44  6.44 1.44  2.44  2.44 0.00 0.00
 9            6.44  6.44  6.44  5.44 0.44  1.44  1.44 0.00 0.00
10            5.44  5.44  5.44  4.44 0.00  0.44  0.44 0.00 0.00
11            4.44  4.44  4.44  3.44 0.00  0.00  0.00 0.00 0.00
12            3.44  3.44  3.44  2.44 0.00  0.00  0.00 0.00 0.00
13            2.44  2.44  2.44  1.44 0.00  0.00  0.00 0.00 0.00
14            1.44  1.44  1.44  0.44 0.00  0.00  0.00 0.00 0.00
15            0.44  0.44  0.44  0.00 0.00  0.00  0.00 0.00 0.00
16            0.00  0.00  0.00  0.00 0.00  0.00  0.00 0.00 0.00
17            0.00  0.00  0.00  0.00 0.00  0.00  0.00 0.00 0.00
18            0.00  0.00  0.00  0.00 0.00  0.00  0.00 0.00 0.00
19            0.00  0.00  0.00  0.00 0.00  0.00  0.00 0.00 0.00
20            0.00  0.00  0.00  0.00 0.00  0.00  0.00 0.00 0.00

Note:

For the years 2001 through 2009, all quantities are zero.
The zeros are omitted from the table for clarity.

------
* The quantities shown in this Schedule 2 are the total quantities priced under paragraph 7.2 (d) (i). SWEPI shall supply two-thirds of the quantities shown.

                                   SCHEDULE 3

           QUANTITIES OF GAS (BCF) PRICED UNDER PARAGRAPH 7.2 (d)(ii)*

    Total
Market- Out
Volume (BCF) 1992 1993 1994 1995 1996 1997 1998 1999   2000  2001  2002  2003  2004  2005   2006  2007  2008  2009
------------ ---- ---- ---- ---- ---- ---- ---- ----- ----- ----- ----- ----- ----- ----- ------ ----- ----- -----
 0           0.00 0.00 0.00 0.00 4.56 4.56 4.56  9.56  9.56 14.00 13.00 13.00 12.00 12.00  12.00 12.00 12.00 12.00
 1           0.00 0.00 0.15 0.25 5.06 5.06 5.06 10.06 10.06 13.50 12.50 12.50 11.50 11.50  11.50 11.50 11.50 11.50
 2           0.00 0.00 0.30 0.50 5.56 5.56 5.56 10.56 10.56 13.00 12.00 12.00 11.00 11.00  11.00 11.00 11.00 11.00
 3           0.00 0.00 0.45 0.75 6.06 6.06 6.06 11.06 11.06 12.50 11.50 11.50 10.50 10.50  10.50 10.50 10.50 10.50
 4           0.00 0.00 0.60 1.00 6.56 6.56 6.56 11.56 11.56 12.00 11.00 11.00 10.00 10.00  10.00 10.00 10.00 10.00
 5           0.00 0.00 0.75 1.25 7.06 7.06 7.06 12.06 12.06 11.50 10.50 10.50  9.50  9.50   9.50  9.50  9.50  9.50
 6           0.00 0.00 0.90 1.50 7.56 7.56 7.56 12.00 12.00 11.00 10.00 10.00  9.00  9.00   9.00  9.00  9.00  9.00
 7           0.00 0.00 1.05 1.75 8.06 8.06 8.06 11.50 11.50 10.50  9.50  9.50  8.50  8.50   8.50  8.50  8.50  8.50
 8           0.00 0.00 1.20 2.00 8.56 8.56 8.56 11.00 11.00 10.00  9.00  9.00  8.00  8.00   8.00  8.00  8.00  8.00
 9           0.00 0.00 1.35 2.25 9.06 9.06 9.06 10.50 10.50  9.50  8.50  8.50  7.50  7.50   7.50  7.50  7.50  7.50
10           0.00 0.00 1.50 2.50 9.00 9.56 9.56 10.00 10.00  9.00  8.00  8.00  7.00  7.00   7.00  7.00  7.00  7.00
11           0.00 0.00 1.65 2.75 8.50 9.50 9.50  9.50  9.50  8.50  7.50  7.50  6.50  6.50   6.50  6.50  6.50  6.50
12           0.00 0.00 1.80 3.00 8.00 9.00 9.00  9.00  9.00  8.00  7.00  7.00  6.00  6.00   6.00  6.00  6.00  6.00
13           0.00 0.00 1.95 3.25 7.50 8.50 8.50  8.50  8.50  7.50  6.50  6.50  5.50  5.50   5.50  5.50  5.50  5.50
14           0.00 0.00 2.10 3.50 7.00 7.50 8.00  8.00  8.00  7.00  6.00  6.00  5.00  5.00   5.00  5.00  5.00  5.00
15           0.56 0.56 2.25 3.19 6.50 7.50 7.50  7.50  7.50  6.50  5.50  5.50  4.50  4.50   4.50  4.50  4.50  4.50
16           1.00 1.00 1.84 2.44 6.00 7.00 7.00  7.00  7.00  6.00  5.00  5.00  4.00  4.00   4.00  4.00  4.00  4.00
17           1.00 1.00 1.00 1.69 5.50 6.50 6.50  6.50  6.50  5.50  4.50  4.5O  3.50  3.50   3.50  3.50  3.50  3.50
18           1.00 1.00 1.00 1.00 5.00 6.00 6.00  6.00  6.00  5.00  4.00  4.00  3.00  3.00   3.00  3.00  3.00  3.00
19           1.00 1.00 1.00 1.00 4.50 5.50 5.50  5.50  5.50  4.50  3.50  3.50  2.50  2.50   2.50  2.50  2.50  2.50
20           1.00 1.00 1.00 1.00 4.00 5.00 5.00  5.00  5.00  4.00  3.00  3.00  2.00  2.00   2.00  2.00  2.00  2.00

-----
* The quantities shown in this Schedule 3 are the total quantities priced under paragraph 7.2(d)(ii). SWEPI shall supply two-thirds of the quantities shown.

                                                     [SHELL OIL COMPANY LOGO]

November 15, 1991

                                                            One Shell Plaza
                                                            P.O. Box 2463
                                                            Houston, Texas 77252

Alaska Pipeline Company
ENSTAR Natural Gas Company
A Division of Seagull Energy Corporation
3000 Spenard Road
P.O. Box 190288
Anchorage, Alaska 99519-0288

Attention: Mr. Richard F. Barnes

Gentlemen:

            This letter is written pursuant to the Shell Oil Company (SOC)/Shell Western E&P Inc. (SWEPI) Services Agreement.

This is to confirm our understanding that ENSTAR Natural Gas Company (ENSTAR) and Alaska Pipeline Company (APC) are willing to transport gas for SWEPI under the following conditions:

Subject to the other provisions of this letter agreement (in particular the negotiation of a transportation agreement as set forth below), if by November 15, 1993, SWEPI contracts to sell natural gas to one or more customers on the Kenai Peninsula, APC and ENSTAR agree to make such physical improvements to their transmission and distribution systems as are necessary to enable them to transport up to eighty million cubic feet of natural gas per day from any existing receipt point or points on the northwest side of Cook Inlet to any existing delivery point(s) on APC's transmission system on the Kenai Peninsula. APC, ENSTAR and SWEPI acknowledge that SWEPI will seek to ship gas on a "forward haul" basis from such receipt point(s) through Anchorage to such customers on the Kenai Peninsula. APC, ENSTAR and SWEPI further recognize that such transportation may at times be accomplished by backhaul, exchange, or forward haul, or some combination thereof. APC and ENSTAR agree that the physical improvements to be made to their respective systems will be capable of transporting gas quantities (with exact quantities set forth as part of the transportation agreement mentioned below) on a forward haul basis during those times when APC and ENSTAR are unable or unwilling to use a backhaul or exchange arrangement (in part or in whole).

At SWEPI's request, APC and ENSTAR will enter into a gas transportation agreement with SWEPI, including rates, and will diligently seek all approvals necessary to construct and operate the pipeline improvements. Upon obtaining all necessary approvals, including the approval of the transportation agreement by the Alaska Public Utilities Commission (APUC), APC and ENSTAR will promptly construct the pipeline improvements and begin to transport gas for SWEPI. SWEPI recognizes that the ability of APC and ENSTAR to transport gas for SWEPI is subject to APC's and ENSTAR's primary obligation to provide service to their utility customers, and that transportation service to SWEPI may, from time to time, be reduced or curtailed so that APC and ENSTAR may meet their superior obligations to other customers. SWEPI also recognizes that the transportation agreement is at all times subject to the jurisdiction of the APUC.

If APC and ENSTAR are in agreement with the foregoing, please so indicate by signing in the appropriate spaces provided below.

                                     Very truly yours,

                                     /s/ R. Planty
                                     -------------------------------------------
                                     R. Planty
                                     Regional Marketing Manager
                                     Natural Gas Marketing

    AGREED AND ACCEPTED                        AGREED AND ACCEPTED
FOR ALASKA PIPELINE COMPANY                FOR ENSTAR NATURAL GAS COMPANY

By: /s/ R.F.Barnes                         By: /s/ R.F.Barnes
    -------------------------------            ---------------------------------
Title: President                           Title: President

    AGREED AND ACCEPTED
FOR SHELL WESTERN E&P INC

By: /s/ L. L. Smith
   --------------------------------

Title:    ATTORNEY-IN-FACT

                                        2